Exhibit 99.1

Stock Yards Bancorp Reports First Quarter 2017 Net Income up 10% to $10.8 Million or $0.47 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 26, 2017--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the first quarter ended March 31, 2017. Net income for the first quarter of 2017 increased 10% to $10.8 million or $0.47 per diluted share compared with $9.8 million or $0.44 per diluted share for the first quarter of 2016. Please note that all share and per share information in this release has been adjusted for and reflects a three-for-two stock split distributed in May 2016.

The Company's performance for the first quarter of 2017 reflected several positive factors, including:

  The continued positive effect of strong loan growth over the past 12 months, which has increased the Company's loan portfolio almost 9% year over year;
  Credit quality that remains at historically strong levels;
  Significant growth in fee income, driven by the Wealth Management and Trust Group; and
  Solid returns on average assets and equity.

The following is a summary of the Company's reported results:

Quarter Ended March 31,	2017	2016	Change
Net income	$10,791,000	$9,835,000	10%
Net income per share, diluted	$0.47	$0.44	7%
Return on average equity	13.78%	13.52%
Return on average assets	1.46%	1.40%

The Company's results for the first quarter of 2017 reflect implementation of a new accounting pronouncement, which changes the way excess tax benefits related to share-based payment awards are recorded. Prior to 2017, these were recorded in additional paid-in capital and, thus, did not affect earnings. Beginning in 2017, these amounts are recorded within tax expense or as a reduction of tax expense on the income statement. The benefit from this accounting change, which is primarily a first quarter event in the case of Stock Yards Bancorp, was approximately $0.04 per diluted share. Had this pronouncement been in effect last year, first quarter 2016 diluted earnings per share would have increased by $0.02.

"The Company's first quarter results showed good momentum in our business, as we exceeded net income for the prior-year period, posted year-over-year expansion of our loan portfolio, and continued to record attractive growth in fee-based income," said David P. Heintzman, Chairman and Chief Executive Officer. "This progress, coming off record results last year, marks a solid start to 2017 and gives us confidence that the Company is poised to deliver another solid performance for the coming year."

Heintzman noted that loan production remained on a strong pace in the first quarter of 2017 – the Company's second best production quarter ever and 10% ahead of a moving three-year average for the period. Because of solid loan production trends over the past several years, the Company has achieved notable loan portfolio expansion. In turn, this has continued to drive higher net interest income – a key factor supporting earnings growth. The Company's robust loan production for the first quarter was obscured by significant loan principal repayments. These primarily resulted from commercial construction projects for which loans matured and did not continue as permanent financing and from commercial real estate borrowers who sold collateral or their business.

Again, in the first quarter of 2017, wealth management and trust reported strong results as fee income rose 10% from the year-earlier quarter. This growth was driven primarily by new customer additions and stock market gains during the quarter. With $2.6 billion of assets under management and accounting for almost one-half of total fee income for the first quarter, wealth management and trust not only diversifies the Company's sources of income, it increasingly provides it with a significant point of differentiation in the community banking arena. Service charges on deposit accounts also improved year over year in the first quarter of 2017, while another source of fee income, mortgage lending, contracted on a comparable basis due largely to limited home inventory available for sale.

Heintzman also announced that the Company recently was named again to the 2016 KBW Bank Honor Roll, a selection based on a bank's 10-year performance record. For all banks with more than $500 million in total assets, only 15 banks, including Stock Yards Bancorp, achieved this prestigious ranking, down from 18 last year. The Company also recently received the 2016 Raymond James Community Bankers Cup, which recognizes the top 10% of community banks in the country with assets between $500 million and $10 billion. Stock Yards Bancorp has attained this award in each of the five years since its inception. Additionally, S&P Global Market Intelligence has included the Company in its annual rankings of 2016's 100 best-performing community banks between $1 billion and $10 billion in assets based on six core financial performance metrics.

"As we look ahead to the balance of 2017, we remain confident about the Company's long-term strategies for growth," Heintzman said. "Our loan pipeline is solid and our business is diverse – not only across the markets we serve, but also in the sources of our revenues – and our capital strength allows us to be agile in the pursuit of new opportunities. We believe these competitive advantages, combined with a dedication to delivering unsurpassed customer service that is shared by all of us at Stock Yards Bancorp, will enable the Company to extend its record in 2017 for consistent, predictable results and drive higher intrinsic stockholder value."

Total assets increased $209 million or 7% at March 31, 2017, to $3.03 billion from $2.82 billion at March 31, 2016. Ongoing growth in the Company's loan portfolio primarily accounted for this increase, as the portfolio rose $178 million or almost 9% to $2.27 billion at March 31, 2017, from $2.09 billion at March 31, 2016. The Company continues to provide substantial support for its balance sheet growth through increased deposits. Total deposits increased $178 million or 8% to $2.54 billion at March 31, 2017, from $2.37 billion at March 31, 2016, reflecting growth from both existing and new customers and across most account categories, including non-interest bearing accounts. Core deposits, which exclude brokered deposits and time deposits greater than $250,000, held steady at 98.5% of total deposits as of March 31, 2017.

The Company continued to sustain strong capital levels in the first quarter of 2017, remaining "well capitalized" – the highest capital rating for financial institutions. Stock Yards Bancorp's tangible common equity ratio as of March 31, 2017, was 10.48% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release).

With its balance sheet strength, Stock Yards Bancorp has continued to pursue capital strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In February 2017, these efforts continued as Stock Yards Bancorp's Board of Directors declared a quarterly cash dividend of $0.19 per common share, which continued the higher rate set by the Board in November 2016. Since 2011, there have been nine dividend increases, including two during 2016, for a cumulative increase of approximately 58%. Meanwhile, the Company has maintained financial flexibility to pursue strategic expansion and acquisition opportunities that may arise. Management believes Stock Yards Bancorp's stockholders value this capital strength for stability and potential expansion and, at the same time, welcome the consistently strong returns the Company produces.

Net interest income – the Company's largest source of revenue – increased $1.7 million or 7% to $25.2 million in the first quarter of 2017 from $23.5 million in the prior-year quarter. The increase reflected the impact of ongoing growth in the loan portfolio together with stable, deposit-driven funding costs.

Even as the lending market remains highly competitive, net interest margin (on a fully tax-equivalent basis) improved in the first quarter of 2017, reflecting the impact of recent increases in short-term interest rates. In the first quarter of 2017, net interest margin was 3.63% compared with 3.56% in both the fourth quarter of 2016 and the first quarter of 2016. The Company's normalized or core net interest margin (core net interest margin is a non-GAAP financial measure; see reconciliation of net interest margin to core interest margin later in this release) was 3.64% for the first quarter of 2017, up four basis point from the fourth quarter of 2016 and up one basis point from the first quarter of 2016. Considering the prospects of additional rate hikes by the Federal Open Market Committee during 2017, management anticipates that net interest margin will continue to improve during the coming year. Approximately 61% of the Company's loans are priced at fixed rates, so future rate increases will not benefit the Company appreciably with respect to this part of the portfolio until existing fixed-rate loans renew and new fixed-rate loans originate at higher rates. With the prime rate currently at 4.0%, the majority of the Company's variable rate loans have interest rates at or above any floors. With an additional rate increase, more than 90% of the Company's variable portfolio will bear higher effective rates. Future increases in interest rate levels also could put upward pressure on deposit costs.

The Company's solid asset quality metrics, which have trended within a narrow range over the past several years, remained at historically strong levels during the first quarter of 2017. Non-performing loans (NPLs) totaled $6.1 million or 0.27% of total loans outstanding at March 31, 2017, versus $6.7 million or 0.29% of total loans outstanding at December 31, 2016, and $8.9 million or 0.43% of total loans outstanding at March 31, 2016. Similarly, non-performing assets, which include NPLs along with other real estate owned and repossessed assets (OREO), were $10.1 million or 0.33% of total assets at March 31, 2017, versus $11.7 million or 0.39% of total assets at December 31, 2016, and $14.0 million or 0.49% of total assets at March 31, 2016. Net charge-offs in the first quarter of 2017 totaled $426 thousand versus $862 thousand in the fourth quarter of 2016 and $490 thousand in the first quarter of 2016. Management considers the present asset quality metrics to be remarkable and, recognizing the inevitably cyclic nature of banking, believes they will normalize over the long term.

Reflecting a number of factors, including loan growth and qualitative considerations, the Company recorded a loan loss provision of $900 thousand during the first quarter of 2017 compared with $500 thousand in both the fourth quarter of 2016 and the first quarter of 2016. During its quarterly review of qualitative factors, the Company noted an elevation in potential exposure for one group of classified loans. Due to this increase, the Company raised its qualitative allocation for the allowance for the first quarter of 2017. The Company's allowance for loan losses was 1.08% of total loans as of March 31, 2017, versus 1.04% as of December 31, 2016, and 1.07% at March 31, 2016.

Total non-interest income in the first quarter of 2017 increased $715 thousand or 7% to $10.8 million from $10.1 million in the prior-year quarter. This increase reflected primarily higher fee income from various sources, mainly from wealth management and trust along with increased service charges on deposit accounts, together which were offset by a decline in gains on sales of mortgage loans held for sale. The Company continues to develop revenue from treasury and cash management services to commercial customers. This revenue now represents more than 25% of service charge income and has increased 15% from the first quarter of 2016.

Total non-interest expense for the first quarter of 2017 increased $1.6 million or 8% to $21.1 million from $19.5 million in the prior-year quarter. The increase reflected the addition of personnel associated with growth and operational support, higher sales-through-service incentive awards, increased management incentive compensation related to loan and earnings growth, and health insurance costs under the Company's self-insured plan. Other non-interest expense also increased year over year, due to recoveries of OREO expenses in the prior-year period. Additionally, the amortization of investments in tax-credit partnerships was lower compared with the year-earlier quarter as one tax-advantaged project that was expected to commence in the first quarter of 2017 did not. These investments generate income tax savings that exceed amortization expense. The net effect of amortization of investments in tax-credit partnerships and related income tax savings added approximately $0.01 to the Company's net income per diluted share for both the first quarter of 2017 and the first quarter of 2016.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.0 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Reconciliation of Total Stockholders' Equity to Tangible Common Equity Ratio
(Dollars in thousands)

	March 31,	Dec. 31,	March 31,
	2017	2016	2016
Total stockholders' equity (a)	$319,687	$313,872	$296,323
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,358)	(1,405)	(1,549)
Tangible common equity (c)	$317,647	$311,785	$294,092
Total assets (b)	$3,033,343	$3,039,481	$2,824,107
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,358)	(1,405)	(1,549)
Tangible assets (d)	$3,031,303	$3,037,394	$2,821,876
Total stockholders' equity to total assets (a/b)	10.54%	10.33%	10.49%
Tangible common equity ratio (c/d)	10.48%	10.26%	10.42%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin, which is a non-GAAP financial measure. Core net interest margin excludes the effect of prepayment penalty income from borrowers, the accretion of purchase accounting loan fair value adjustments, and the effect of excess liquidity, which the Company defines as the combined amount of federal funds sold and short-term securities available for sale, typically maturing in one week or less, in excess of $60 million. The Company provides this information to illustrate sequentially the trend in quarterly net interest margin to show the impact of those items on net interest margin.

Reconciliation of Net Interest Margin to Core Net Interest Margin

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Net interest margin	3.63%	3.56%	3.65%	3.59%	3.56%
Prepayment penalties	(0.02)	(0.02)	(0.07)	(0.02)	(0.05)
Excess liquidity	0.03	0.06	0.01	0.03	0.13
Core net interest margin	3.64%	3.60%	3.59%	3.60%	3.64%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2016.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2017 Earnings Release
(In thousands unless otherwise noted)
	Quarter Ended
	March 31,
	2017	2016
Income Statement Data
Net interest income, fully tax equivalent (1)	$25,382	$23,688
Interest income:
Loans	$24,060	$21,993
Federal funds sold	134	189
Mortgage loans held for sale	44	60
Securities	2,395	2,458
Total interest income	26,633	24,700
Interest expense:
Deposits	1,163	996
Federal funds purchased and short-term borrowing	19	15
Securities sold under agreements to repurchase	35	33
Federal Home Loan Bank (FHLB) advances	232	187
Total interest expense	1,449	1,231
Net interest income	25,184	23,469
Provision for loan losses	900	500
Net interest income after provision for loan losses	24,284	22,969
Non-interest income:
Wealth management and trust services	5,094	4,612
Service charges on deposit accounts	2,407	2,146
Bankcard transaction	1,406	1,310
Mortgage banking	702	794
Securities brokerage	539	443
Bank owned life insurance	204	221
Other non-interest income	445	556
Total non-interest income	10,797	10,082
Non-interest expense:
Salaries and employee benefits	13,412	12,195
Net occupancy	1,630	1,524
Data processing	1,868	1,544
Furniture and equipment	277	285
FDIC insurance	230	328
Amortization of investment in tax credit partnerships	616	1,015
Other non-interest expenses	3,115	2,649
Total non-interest expense	21,148	19,540
Net income before income tax expense	13,933	13,511
Income tax expense	3,142	3,676
Net income	$10,791	$9,835

Weighted average shares - basic (2)	22,492	22,254
Weighted average shares - diluted	23,002	22,592

Net income per share, basic	$0.48	$0.44
Net income per share, diluted	0.47	0.44
Cash dividend declared per share	0.19	0.17

Balance Sheet Data (at period end)
Total loans	$2,272,778	$2,094,488
Allowance for loan losses	24,481	22,451
Total assets	3,033,343	2,824,107
Non-interest bearing deposits	686,535	606,375
Interest bearing deposits	1,857,720	1,759,725
Federal Home Loan Bank advances	50,755	43,236
Stockholders' equity	319,687	296,323
Total shares outstanding	22,661	22,478
Book value per share	14.11	13.18
Market value per share	40.65	25.69

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2017 Earnings Release

	Quarter Ended
	March 31,
	2017	2016
Average Balance Sheet Data
Average federal funds sold	$65,304	$143,679
Average mortgage loans held for sale	2,943	4,249
Average securities available for sale	486,209	483,130
Average FHLB stock and other securities	6,347	6,347
Average loans	2,293,542	2,043,450
Average earning assets	2,838,491	2,673,842
Average assets	2,998,950	2,818,072
Average interest bearing deposits	1,846,579	1,778,347
Average total deposits	2,506,880	2,370,819
Average securities sold under agreement to repurchase	68,467	58,871
Average federal funds purchased and other short term borrowings	15,625	23,456
Average Federal Home Loan Bank advances	50,866	43,316
Average interest bearing liabilities	1,981,537	1,903,990
Average stockholders' equity	317,682	292,540

Performance Ratios
Annualized return on average assets	1.46%	1.40%
Annualized return on average equity	13.78%	13.52%
Net interest margin, fully tax equivalent	3.63%	3.56%
Non-interest income to total revenue, fully tax equivalent	29.84%	29.85%
Efficiency ratio	58.45%	57.86%

Capital Ratios
Average stockholders' equity to average assets	10.59%	10.38%
Common equity tier 1 capital	12.51%	12.23%
Tier 1 risk-based capital	12.51%	12.23%
Total risk-based capital	13.49%	13.19%
Leverage	10.64%	10.35%

Loans by Type
Commercial and industrial	$736,633	$676,782
Construction and development	187,039	160,667
Real estate mortgage - commercial investment	546,957	452,173
Real estate mortgage - owner occupied commercial	406,209	417,285
Real estate mortgage - 1-4 family residential	244,349	234,199
Home equity - first lien	51,076	52,042
Home equity - junior lien	65,806	63,336
Consumer	34,709	38,004
Total loans	$2,272,778	$2,094,488

Asset Quality Data
Allowance for loan losses to total loans	1.08%	1.07%
Allowance for loan losses to average loans	1.07%	1.10%
Allowance for loan losses to non-performing loans	402.18%	251.75%
Nonaccrual loans	$5,099	$7,878
Troubled debt restructuring	988	1,040
Loans - 90 days past due & still accruing	-	-
Total non-performing loans	6,087	8,918
OREO and repossessed assets	3,989	5,049
Total non-performing assets	$10,076	$13,967
Non-performing loans to total loans	0.27%	0.43%
Non-performing assets to total assets	0.33%	0.49%
Net charge-offs to average loans (3)	0.02%	0.02%
Net charge-offs	$426	$490

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2017 Earnings Release

	Five Quarter Comparison
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Income Statement Data
Net interest income, fully tax equivalent (1)	$25,382	$25,272	$24,963	$24,165	$23,688
Net interest income	$25,184	$25,075	$24,760	$23,950	$23,469
Provision for loan losses	900	500	1,250	750	500
Net interest income after provision for loan losses	24,284	24,575	23,510	23,200	22,969
Wealth management and trust services	5,094	4,936	4,800	4,807	4,612
Service charges on deposit accounts	2,407	2,519	2,544	2,262	2,146
Bankcard transaction	1,406	1,457	1,455	1,433	1,310
Mortgage banking	702	1,001	1,072	1,030	794
Securities brokerage	539	606	558	538	443
Bank owned life insurance	204	214	216	220	221
Other non-interest income	445	586	713	488	556
Total non-interest income	10,797	11,319	11,358	10,778	10,082
Salaries and employee benefits	13,412	12,971	12,048	11,971	12,195
Net occupancy	1,630	1,563	1,646	1,546	1,524
Data processing	1,868	1,901	1,747	1,881	1,544
Furniture and equipment	277	290	277	291	285
FDIC Insurance	230	146	356	351	328
Amortization of investment in tax credit partnerships	616	1,412	1,015	1,016	1,015
Other non-interest expenses	3,115	2,986	3,429	3,137	2,649
Total non-interest expense	21,148	21,269	20,518	20,193	19,540
Net income before income tax expense	13,933	14,625	14,350	13,785	13,511
Income tax expense	3,142	4,009	3,883	3,676	3,676
Net income	$10,791	$10,616	$10,467	$10,109	$9,835

Weighted average shares - basic	22,492	22,448	22,385	22,336	22,254
Weighted average shares - diluted	23,002	22,952	22,803	22,704	22,592

Net income per share, basic	$0.48	$0.47	$0.47	$0.45	$0.44
Net income per share, diluted	0.47	0.46	0.46	0.45	0.44
Cash dividend declared per share	0.19	0.19	0.18	0.18	0.17

Balance Sheet Data (at period end)
Cash and due from banks	$43,583	$39,709	$41,533	$40,618	$35,022
Federal funds sold	45,898	8,264	16,360	9,616	13,016
Mortgage loans held for sale	3,884	3,213	5,959	6,405	3,984
Securities available for sale	556,144	570,074	541,681	567,307	569,012
FHLB stock and other securities	6,347	6,347	6,347	6,347	6,347
Total loans	2,272,778	2,305,375	2,222,706	2,175,551	2,094,488
Allowance for loan losses	24,481	24,007	24,369	23,141	22,451
Total assets	3,033,343	3,039,481	2,938,665	2,909,519	2,824,107
Non-interest bearing deposits	686,535	680,156	680,078	637,812	606,375
Interest bearing deposits	1,857,720	1,840,392	1,710,519	1,712,136	1,759,725
Securities sold under agreements to repurchase	65,701	67,595	67,315	57,437	54,781
Federal funds purchased	10,975	47,374	76,387	114,154	30,083
Federal Home Loan Bank advances	50,755	51,075	51,366	43,002	43,236
Stockholders' equity	319,687	313,872	311,570	305,051	296,323
Total shares outstanding	22,661	22,617	22,563	22,510	22,478
Book value per share	14.11	13.88	13.81	13.55	13.18
Market value per share	40.65	46.95	32.96	28.23	25.69

Capital Ratios
Average stockholders' equity to average assets	10.59%	10.54%	10.72%	10.51%	10.38%
Common equity tier 1 capital	12.51%	12.10%	12.07%	12.06%	12.23%
Tier 1 risk-based capital	12.51%	12.10%	12.07%	12.06%	12.23%
Total risk-based capital	13.49%	13.04%	13.05%	13.01%	13.19%
Leverage	10.64%	10.54%	10.63%	10.46%	10.35%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2017 Earnings Release

	Five Quarter Comparison
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Average Balance Sheet Data
Average federal funds sold	$65,304	$70,186	$72,673	$85,914	$143,679
Average mortgage loans held for sale	2,943	4,770	5,070	5,432	4,249
Average investment securities	486,209	494,868	466,462	475,275	483,130
Average loans	2,293,542	2,261,104	2,188,089	2,142,530	2,043,450
Average earning assets	2,838,491	2,821,373	2,722,324	2,705,358	2,673,842
Average assets	2,998,950	2,984,696	2,883,146	2,858,624	2,818,072
Average interest bearing deposits	1,846,579	1,802,150	1,738,315	1,736,478	1,778,347
Average total deposits	2,506,880	2,488,590	2,395,003	2,400,547	2,370,819
Average securities sold under agreement to repurchase	68,467	69,318	68,835	53,514	58,871
Average federal funds purchased and other short term borrowings	15,625	18,076	23,471	28,152	23,456
Average Federal Home Loan Bank advances	50,866	51,183	44,194	43,081	43,316
Average interest bearing liabilities	1,981,537	1,940,727	1,874,815	1,861,225	1,903,990
Average stockholders' equity	317,682	314,299	309,045	300,553	292,540

Performance Ratios
Annualized return on average assets	1.46%	1.41%	1.44%	1.42%	1.40%
Annualized return on average equity	13.78%	13.44%	13.47%	13.53%	13.52%
Net interest margin, fully tax equivalent	3.63%	3.56%	3.65%	3.59%	3.56%
Non-interest income to total revenue, fully tax equivalent	29.84%	30.93%	31.27%	30.84%	29.85%
Efficiency ratio	58.45%	58.13%	56.49%	57.79%	57.86%

Loans by Type
Commercial and industrial	$736,633	$736,841	$708,508	$721,956	$676,782
Construction and development	187,039	213,844	191,987	156,371	160,667
Real estate mortgage - commercial investment	546,957	538,886	510,128	488,187	452,173
Real estate mortgage - owner occupied commercial	406,209	408,292	412,733	418,113	417,285
Real estate mortgage - 1-4 family residential	244,349	249,498	245,229	240,770	234,199
Home equity - 1st lien	51,076	55,325	54,837	52,360	52,042
Home equity - junior lien	65,806	67,519	65,605	65,999	63,336
Consumer	34,709	35,170	33,679	31,795	38,004
Total loans	$2,272,778	$2,305,375	$2,222,706	$2,175,551	$2,094,488

Asset Quality Data
Allowance for loan losses to total loans	1.08%	1.04%	1.10%	1.06%	1.07%
Allowance for loan losses to average loans	1.07%	1.06%	1.11%	1.08%	1.10%
Allowance for loan losses to non-performing loans	402.18%	357.94%	305.84%	361.58%	251.75%
Nonaccrual loans	$5,099	$5,295	$6,889	$4,970	$7,878
Troubled debt restructuring	988	974	999	1,020	1,040
Loans - 90 days past due & still accruing	-	438	80	410	-
Total non-performing loans	6,087	6,707	7,968	6,400	8,918
OREO and repossessed assets	3,989	5,033	5,042	5,093	5,049
Total non-performing assets	$10,076	$11,740	$13,010	$11,493	$13,967
Non-performing loans to total loans	0.27%	0.29%	0.36%	0.29%	0.43%
Non-performing assets to total assets	0.33%	0.39%	0.44%	0.40%	0.49%
Net charge-offs to average loans	0.02%	0.04%	0.00%	0.00%	0.02%
Net charge-offs (recoveries)	$426	$862	$22	$60	$490

Other Information
Total assets under management (in millions)	$2,615	$2,523	$2,413	$2,342	$2,255
Full-time equivalent employees	582	578	558	549	550

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Share and per share information has been adjusted for the 3 for 2 stock split - May 2016
(3) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer